EXHIBIT 10.65

RIGHT OF FIRST REFUSAL AGREEMENT

This RIGHT OF FIRST REFUSAL AGREEMENT (“Agreement”) is made and entered into as of December 29, 2003 (“Effective Date”) by and among C & K MARKET, INC., an Oregon corporation (the “Company”), Douglas A. Nidiffer, Rex R. Scoggins, and Larry Hage (individually, a “Shareholder”, and collectively, the “Shareholders”), and UNIFIED WESTERN GROCERS, INC., a California corporation (“Unified”). From time to time in this Agreement, the Company, the Shareholders and Unified are referred to individually as a “Party” and collectively as the “Parties”. For and in consideration of the mutual promises and covenants contained herein, as an inducement to Unified to enter into that certain Series A Preferred Stock Exchange Agreement between Unified and the Company, and for other good and valuable consideration as set forth below, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

(a) “Convey” and “Conveyance” mean any sale, disposition, pledge, hypothecation, gift, conveyance, transfer or assignment.

(b) “Shares” means any and every class of capital stock of the Company and any other share or security which is convertible into capital stock of the Company or has voting rights upon the happening of any event.

(c) “Stores” means the retail grocery stores now owned or operated by the Company at the locations identified on Exhibit “A” attached hereto and any retail grocery stores hereafter owned or operated by the Company, and includes the Company’s fee interest or leasehold interest in any real property on which such Stores are located and the furniture, fixtures, equipment, personal property, inventory and other assets owned by the Company located in such Stores. The term “Store” means any one of the Stores.

2. RIGHT OF FIRST REFUSAL - STORES. The Company agrees that it will not at any time Convey or agree to Convey (including, without limitation, by merger, consolidation or reorganization), in any transaction or series of related transactions, any one or more of the Stores, unless the Company first gives written notice to Unified of its intention to do so (the “Company Notice”) and otherwise has complied with the terms and provisions of this Agreement; provided, that the foregoing will not preclude the Company from entering into an agreement to Convey one or more Stores as a pledge to support loans from unaffiliated third parties; provided, further, that this Section 2 shall not apply to the pledge of Stores in connection with the transactions contemplated by that certain Second Amended and Restated Loan Agreement dated as of December 29, 2003 by and among the Company, General Electric Capital Corporation as Agent (the “Agent”) and the lenders from time to time party thereto (the “Lenders”) or any actions taken by the Agent or Lenders in connection with the exercise of their rights with respect to such Stores. The Company Notice must set forth (i) a description of the

Store or Stores which are the subject of the intended Conveyance, (ii) a detailed statement of the terms, including price and method of payment, relating to each Store which is the subject of the intended Conveyance and (iii) the name and address of the purchaser(s) to which the Conveyance is proposed to be made. Upon receipt by Unified of the Company Notice, Unified will have the right to purchase one or more or all of the Stores described in the Company Notice at the prices and on the terms set forth in the Company Notice. Unified’s right shall be exercisable by written notice of exercise (the “Exercise Notice”) given to the Company at any time within thirty (30) days following Unified’s receipt of the Company Notice. If Unified does not give the Exercise Notice within that thirty (30) day period, or if Unified does not give the Exercise Notice as to all of the Stores which are the subject of the intended Conveyance, the Company may Convey to the proposed purchaser(s) identified in the Company Notice on the terms set forth therein all (but not less than all) of the Stores as to which Unified has not given the Exercise Notice, provided that such Conveyance is bona fide and consummated within ninety (90) days of the date of the Company Notice. If the Conveyance is not consummated within that ninety (90) day period, all of the restrictions provided for in this Agreement will again become effective with respect to the Stores. The closing with respect to any Stores as to which Unified has given an Exercise Notice is to take place within sixty (60) days following the giving of the Exercise Notice, or at such earlier or later time as Unified and the Company reasonably agree upon. It is agreed that any Conveyance by the Company of any of the Stores in violation of this Agreement will be null and void and of no effect. Anything herein to the contrary notwithstanding, the Company shall not be required to comply with the provisions of Paragraph 2 with regard to the sale of up to two (2) Stores within any consecutive twelve (12) month period or the sale of Store #27 located in Klamath Falls, Oregon and Store #40 located in Davis, California.

3. POWER OF ATTORNEY - STORES. The Company hereby grants to Unified a limited power of attorney to execute and file memoranda of its agreement described in Section 2 in respect of any or all of the Stores in the relevant recording offices in each county in which any Store is located. This power of attorney is coupled with an interest and is irrevocable. All reasonable costs and expenses of Unified associated with the preparation and recordation of such memoranda shall be for the account of the Company.

4. RIGHT OF FIRST REFUSAL – SHARES. Each Shareholder agrees that it will not at any time Convey or agree to Convey, in any transaction or series of related transactions, all or any part of its Shares, unless that Shareholder first gives written notice to Unified of its intention to do so (the “Shareholder Notice”) and otherwise has complied with the terms and provisions of this Agreement; provided, that the foregoing will not preclude any Shareholder from entering into an agreement to Convey some or all of its Shares if the obligation to Convey under that agreement is expressly conditioned on and is subject to the Shareholder’s compliance with this Agreement and Unified’s rights under this Agreement. The Shareholder Notice must set forth (i) a description of the Shares which are the subject of the intended Conveyance, (ii) a detailed statement of the terms, including the price and method of payment, relating to the Shares which are the subject of the intended Conveyance and (iii) the name and address of the purchaser(s) to which the Conveyance is to be made. Upon receipt by Unified of the Shareholder Notice, Unified will have the right to purchase the Shares which are the subject of the intended Conveyance at the price and on the terms set forth in the Shareholder Notice. Unified’s right is exercisable by written notice of exercise (the “Exercise Notice”) given to the Shareholder within thirty (30) days following Unified’s receipt of the Shareholder Notice. If Unified does not give the Exercise Notice within that thirty (30) day period, the Shareholder may Convey the Shares to the proposed purchaser(s) identified in the Shareholder Notice on the terms set forth therein, provided that such Conveyance is bona fide and consummated within ninety (90) days of the date of the Shareholder Notice. If the Conveyance is not consummated within that ninety (90) day period, all of the restrictions provided for in this Agreement will again become effective with respect to the Shares. The closing with respect to any Shares as to which Unified has given an Exercise Notice is to take place within sixty (60) days following the giving of the Exercise Notice, or at such earlier or later time as Unified and the Shareholder reasonably agree upon. It is agreed that any Conveyance by any Shareholder of all or any part of its Shares in violation of this Agreement will be null and void and of no effect.

5. EQUITABLE RELIEF. The Company and the Shareholders each acknowledge that Unified would be irreparably damaged in amounts difficult to ascertain by any breach of the agreements of the Company and/or the Shareholders contained in this Agreement. Accordingly, the Company and the Shareholder each agree that, in addition to any other remedies available under applicable law, Unified will be entitled to relief in equity for the Company’s and/or any Shareholder’s breach of its agreements contained in this Agreement, including, without limitation, the remedies of specific performance and injunctive relief.

6. REPRESENTATIONS AND WARRANTIES - COMPANY. The Company represents and warrants to Unified that: (a) its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by it; (b) upon its execution and delivery of this Agreement, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms; and (c) its execution, delivery and performance of this Agreement will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, its articles of incorporation or bylaws or any indenture, lease, contract, agreement or other instrument to which it is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to it.

7 REPRESENTATIONS AND WARRANTIES – SHAREHOLDERS. Each Shareholder represents and warrants to Unified that: (a) its execution, delivery and performance of this Agreement have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it; (b) upon its execution and delivery of this Agreement, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms; and (c) its execution, delivery and performance of this Agreement will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, lease, contract, agreement or other instrument to which it is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to it.

8. AGREEMENT TO PERFORM NECESSARY ACTS. The Parties to this Agreement agree to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

9. TERM. The rights granted to Unified pursuant to Sections 2 and 3 hereof shall terminate when that certain Supply Agreement of even date herewith between the Company and Unified expires or terminates pursuant to its terms. The rights granted to Unified pursuant to Section 4 hereof shall terminate when neither Unified nor any of its affiliates own beneficially or of record any shares of the capital stock of the Company.

10. NOTICES. All notices, requests, demands, consents and other communications required or permitted to be given hereunder by one Party to the other must be in writing addressed to the recipient Party’s Notice Address set forth after its signature to this Agreement and will be deemed to have been duly given or made (i) if delivered personally (including by commercial courier or delivery service) to the Party at its Notice Address, then as of the date delivered (or if delivery is refused, upon presentation) or (ii) if sent or mailed by certified mail to the Party’s Notice Address, postage prepaid and return receipt requested, then at the time received at the Party’s Notice Address as evidenced by the return receipt. A Party may change its Notice Address only by a notice given in the foregoing form and manner.

11. SEVERABILITY OF PROVISIONS. Any provision of this Agreement that is invalid, illegal or unenforceable will be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating, diminishing or rendering unenforceable the rights and obligations of the Parties under the remaining provisions of this Agreement.

12. ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings of the Parties, whether written or oral, with respect thereto.

13. AMENDMENTS AND WAIVERS. No term or provision of this Agreement may be amended, altered, modified or waived orally or by a course of conduct, but only by an instrument in writing signed by a duly authorized officer or representative of the Party against which enforcement of such amendment, alteration, modification or waiver is sought. Any amendment, alteration, modification or waiver will be for such period and subject to such conditions as are specified in the written instrument effecting the same. Any waiver will be effective only in the specific instance and for the purpose for which given.

14. NO WAIVER; REMEDIES CUMULATIVE. No delay or omission to exercise any right, power or remedy accruing to Unified on any breach or default of the Company or any Shareholder under this Agreement will impair any such right, power or remedy of Unified nor is it to be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. All remedies, either under this Agreement or by law or otherwise afforded to Unified, are cumulative and not alternative.

15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and enforceable by and against the Parties to it and their respective representatives, successors and assigns.

16. GOVERNING LAW. This Agreement is to be governed by and construed in accordance with the internal laws of the State of California without regard to any otherwise governing principles of conflicts of laws.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

18. LEGENDS. The certificates representing Shares bound hereby shall bear a restrictive legend with respect to the restrictions contained in this Agreement.

The Parties have duly executed, or have caused this Agreement to be duly executed by their respective duly authorized officers or representatives, as of the Effective Date.

	UNIFIED WESTERN GROCERS, INC	C & K MARKET, INC.

By:	/s/ Robert M. Ling, Jr.	By:	/s/ Douglas Nidiffer
	Robert M. Ling, Jr.		Douglas Nidiffer
	Executive Vice President and Secretary		President

SHAREHOLDERS

/s/ Douglas A. Nidiffer
Douglas A. Nidiffer

/s/ Rex R. Scoggins
Rex R. Scoggins

/s/ Larry Hage
Larry Hage

	Notice Address For Unified:	Notice Address For The Company and Shareholders:

	5200 Sheila Street	615 5th Street
	Commerce, CA 90040	Brookings, OR 97415
	Attn.: Corporate Secretary	Attn.: President

Exhibit A

Stores Owned or Operated by Retailer:

Store No & Location	Store No & Location	Store No & Location	Store No & Location

Ray’s Food Place #1 906 Chetco Ave Brookings, OR 97415	Ray’s Food Place #18 66 Michigan Avenue Bandon, OR 97411	Ray’s Food Place #36 15930 Dam Road Clearlake, CA 95422	Ray’s Food Place #48 190 Emerald Parkway Creswell, OR 97426

Shop Smart #2 97900 Shopping Ctr Ave. Harbor, OR 97415	Ray’s Food Place #23 175 N. Weed St. Weed, CA 96094	Ray’s Food Place #37 1500 Anna Sparks Way McKinleyville, CA 95519	Ray’s Shop Smart #49 953 Northcrest Dr. Crescent City, CA 95531

Ray’s Food Place #4 Highway 96 Hoopa, CA 95546	Ray’s Food Place #24 160 Morgan Way Mt. Shasta, CA 96067	Ray’s Food Place #38 3460 Broadway Eureka, CA 95503	Ray’s Food Place #50 48067 Highway 58 Oakridge, OR 97463

Ray’s Food Place #5 506 Main Street Rogue River, OR 97537	Ray’s Food Place #25 124 Collier Way Etna, CA 96027	Ray’s Food Place #39 25013 Hwy 126 Veneta, OR 97487	Ray’s Food Place #51 35831 Hwy 58 Pleasant Hill, OR 97455

Ray’s Food Place #7 5000 Valley West Blvd. Arcata, CA 95521	Ray’s Food Place #26 11307 Main Street Ft. Jones, CA 6032	Ray’s Food Place #40 1260 Lake Blvd. Davis, CA 95616	Ray’s Food Place #52 43622 Highway 299 E Fall River Mills, CA 96028

Ray’s Food Place #8 29560 Ellensburg Ave Gold Beach, OR 97444	Ray’s Food Whse #27 2525 Washburn Way Klamath Falls, OR 97603	Ray’s Food Place #41 210 SW Centuty Dr Bend, OR 97702	Ray’s Food Place #54 51370 Hwy 97 LaPine, OR 97739

Ray’s Food Place #9 126 E Pine Street Central Point, OR 97502	Ray’s Shop Smart #28 205 Watkins Street Cave Junction, OR 97523	Ray’s Food Place #42 1139 S Cloverdale Blvd Cloverdale, CA 95425	Ray’s Food Place #55 1555 Oregon Street Port Orford, OR 97465

Ray’s Food Place #10 735 N Main Street Phoenix, OR 97535	Ray’s Shop Smart #29 498 S. Pacific Highway Tri City, OR 97457	Ray’s Food Place #43 868 2nd Avenue Gold Hill, OR 97525	PriceLess Foods #56 811 East Central Sutherlin, OR 97479

Ray’s Food Place #12 3500 Merlin Rd. Merlin, OR 97526	Ray’s Food Place #30 625 M Street Crescent City, CA 95531	Ray’s Food Place #44 580 NE Broadway Waldport, OR 97394	Ray’s Food Place #57 4601 Carnes Rd. Roseburg, OR 97470

Murphy Select Market #14 7200 Williams Hwy Grants Pass, OR 97533	Ray’s Food Place #31 121 Montague Rd. Yreka, CA 96097	Ray’s Food Place #45 445 W. Hwy 20 Sisters, OR 97759	PriceLess Foods #58 151 Douglas Blvd. Winston, OR 97496

Ray’s Food Place #15 301 Fred Haight Drive Smith River, CA 95567	Ray’s Shop Smart #32 3430 Redwood Ave. Redway, CA 95560	PriceLess Foods #46 915 S. Main Street Yreka, CA 96097	Ray’s Food Place #59 330 Dakota Street Sutherlin, OR 97479

Ray’s Food Place #17 909 South Main St. Myrtle Creek, OR 97457	Ray’s Food Place #33 1718 S Main Street Willits, CA 95490	Ray’s Food Place #47 2009 Main Street Fortuna, CA 95540	Ray’s Food Place #60 1535 NE 3rd Prineville, OR 97754

Ray’s Food Place #61 11100 Hwy 62 Eagle Point, OR 97524